For Immediate Release
---------------------
August 31, 1999


CONTACT:    David L. Turney                             Tom Laughran
            Chief Executive Officer and Chairman        The Investor Relations Company
            919-361-2155, ext. 3003                     847-564-5610
            EMAIL:  davet@digrec.com                    tom@tirc.com


            DIGITAL RECORDERS OBTAINS NEW $10 MILLION CREDIT FACILITY

RESEARCH TRIANGLE PARK, NC -- Digital Recorders, Inc. (Nasdaq: TBUS) today announced the completion of a new $10 million credit agreement.

The new credit line, provided by Fremont Financial Corporation, consists of both a revolver and term credit facility. This replaces the company's former $3.5 million revolving credit facility with Wachovia Bank NA. The new agreement will provide advances on trade accounts receivable and inventory and includes the company's German subsidiary's trade accounts receivable. The agreement has a four year term.

"This new credit facility represents a significant positive step in our growth objective on several levels," stated David L. Turney, Digital Recorders' chairman and chief executive officer. "It provides the company with the necessary short-term funding along with additional borrowing capabilities for our initial acquisition strategy. It also marks the beginning of a new strategic financial partnership with Fremont Financial Corporation which will allow our management team to further concentrate on our significant high growth objectives."

Digital Recorders develops technologically advanced digital communications systems for transit, transportation applications and digital signal processing equipment for law enforcement applications. The company's transit and transportation systems include TALKING BUS(R), an on-vehicle internal voice messaging and passenger information system and the TwinVision(R) LeDot Destination Sign System -- a proprietary, electronic external destination sign. For more information about Digital Recorders and its products visit the website: www.digrec.com


Statements which are not historical facts, including statements about the companies confidence and strategies and its expectations about new and existing products, technologies and opportunities, market and industry segment growth, demand and acceptance of new and existing products are forward looking statements that involve risks and uncertainties. The risks include, but are not limited to, product demand and market acceptance risks; the impact of competitive products and pricing; the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions; the result of the company's business plan and the impact on the company of its relationship with its lender.

                                     # # # #